                            ASSET PURCHASE AGREEMENT


                                     AMONG


                               ALLIEDSIGNAL INC.,

                        ALLIEDSIGNAL TECHNOLOGIES, INC.,

                         ALLIEDSIGNAL DEUTSCHLAND GMBH


                                      AND


                         L-3 COMMUNICATIONS CORPORATION





                           DATED AS OF MARCH 30, 1998

                            ASSET PURCHASE AGREEMENT


                                                                                                               Page
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
ARTICLE 1.  PURCHASE AND SALE...................................................................................  1
         1.1           Purchase and Sale........................................................................  1
         1.2           Non-Assignable Assets....................................................................  3
         1.3           Excluded Assets..........................................................................  3
         1.4           Transfer of the Assets...................................................................  4
         1.5           Sale and Transfer of ELAC Shares.........................................................  4
         1.6           License Agreement........................................................................  5

ARTICLE 2.  CLOSING; PURCHASE PRICE.............................................................................  5
         2.1           Closing Date and Place...................................................................  5
         2.2           Purchase Price...........................................................................  5
         2.3           Income Taxes.............................................................................  5
         2.4           Cash True-Up.............................................................................  5
         2.5           Allocation of Purchase Price.............................................................  6
         2.6           Payments.................................................................................  6
         2.7           Transfer Taxes...........................................................................  6

ARTICLE 3. ASSUMPTION OF LIABILITIES AND OBLIGATIONS............................................................  7
         3.1           Assumed Liabilities......................................................................  7
         3.2           Excluded Liabilities.....................................................................  7

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLERS...........................................................  8
         4.1           Corporate Status.........................................................................  8
         4.2           Authorization............................................................................  8
         4.3           Compliance...............................................................................  9
         4.4           [Intentionally left blank]...............................................................  9
         4.5           Personal Property........................................................................  9
         4.6           Intellectual Property.................................................................... 10
         4.7           Contracts and Binding Commitments........................................................ 10
         4.8           Title.................................................................................... 11
         4.9           Litigation............................................................................... 11
         4.10          Environmental Matters.................................................................... 11
         4.11          Employee Benefit Plans and Policies...................................................... 12
         4.12          Material Changes......................................................................... 13
         4.13          [Intentionally left blank]............................................................... 15
         4.14          Compliance with Law...................................................................... 15
         4.15          Consents................................................................................. 15
         4.16          Taxes.................................................................................... 15
         4.17          Permits and Licenses..................................................................... 16
         4.18          Ownership of ELAC Shares................................................................. 16
         4.19          Labor Relations.......................................................................... 16
         4.20          Brokerage Fees........................................................................... 17

                                       i

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                                                                                                               Page
                                                                                                               ----
         4.21          Government Contracts..................................................................... 17
         4.22          Government Furnished Equipment........................................................... 19
         4.23          Entire Business.......................................................................... 19
         4.24          Real Estate.............................................................................. 19
         4.25          Insurance................................................................................ 20
         4.26          Affiliate Transactions................................................................... 20
         4.27          No Additional Representations............................................................ 21

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER......................................................... 21
         5.1           Corporate Status......................................................................... 21
         5.2           Authorization............................................................................ 21
         5.3           Compliance............................................................................... 21
         5.4           Due Diligence............................................................................ 22
         5.5           Financing................................................................................ 22
         5.6           Investment Representation................................................................ 22
         5.7           Conveyances and Restrictions............................................................. 22
         5.8           Brokerage Fees........................................................................... 22

ARTICLE 6.  EMPLOYEES AND EMPLOYEE BENEFITS..................................................................... 22
         6.1           Employment............................................................................... 22
         6.2           Compensation and Benefits - U.S. Employees............................................... 23
         6.3           Severance and WARN Act................................................................... 24
         6.4           Health Care Continuation Liability....................................................... 24
         6.5           Pension Plan............................................................................. 24
         6.6           Savings Plan............................................................................. 26
         6.7           Labor Agreements......................................................................... 27

ARTICLE 7.  PRE-CLOSING COVENANTS............................................................................... 27
         7.1           [Intentionally left blank]............................................................... 27
         7.2           [Intentionally left blank]............................................................... 27
         7.3           [Intentionally left blank]............................................................... 27
         7.4           [Intentionally left blank]............................................................... 27
         7.5           Workers' Compensation.................................................................... 27
         7.6           Insurance-Primary Casualty Program....................................................... 27
                       7.6.1        Claims Responsibility and Procedures........................................ 27
         7.7           No Inconsistent Action................................................................... 28
         7.8           [Intentionally left blank]............................................................... 28
         7.9           Non-Solicitation......................................................................... 28
         7.10          Refunds and Remittances.................................................................. 28
         7.11          Enforcement of Confidentiality Provisions................................................ 28
         7.12          Novation of Government Contracts......................................................... 28
         7.13          Further Actions.......................................................................... 28
         7.14          Letters of Credit........................................................................ 29
         7.15          1985 Capitalization of ELAC.............................................................. 29
         7.16          MCDV Subcontract......................................................................... 29

                                       ii



                                                                                                               Page
                                                                                                               -----

ARTICLE 8.  CONDITIONS TO CLOSING............................................................................... 30
         8.1           Conditions to the Obligations of Purchaser............................................... 30
         8.2           Conditions to the Obligations of Sellers................................................. 31

ARTICLE 9.  TERMINATION AND SURVIVAL............................................................................ 31
         9.1           Termination.............................................................................. 31
         9.2           Effect of Termination.................................................................... 32

ARTICLE 10.  CLOSING DOCUMENTS.................................................................................. 32
         10.1          Documents to be Delivered by Sellers..................................................... 32
         10.2          Documents to be Delivered by Purchaser................................................... 33

ARTICLE 11.  POST CLOSING OBLIGATIONS........................................................................... 34
         11.1          Further Assurances....................................................................... 34
         11.2          Access to Books and Records.............................................................. 34
         11.3          Cooperation in Litigation................................................................ 34
         11.4          Proprietary Information.................................................................. 34
         11.5          Covenant Not to Compete.................................................................. 35
         11.6          Change of Name........................................................................... 35
         11.7          Tax Election............................................................................. 35
         11.8          Research and Experimental Expenses....................................................... 35
         11.9          Pooling Arrangement...................................................................... 35

ARTICLE 12.  INDEMNIFICATION.................................................................................... 35
         12.1          Indemnification by Sellers............................................................... 35
         12.2          Tax Indemnification...................................................................... 36
         12.3          Indemnification by Purchaser............................................................. 36
         12.4          Indemnification Procedure................................................................ 37
         12.5          Survival and Limitations................................................................. 38
         12.6          Adjustment for Insurance and Taxes....................................................... 38
         12.7          Environmental Liabilities................................................................ 39
         12.8          Facility Sale Agreement.................................................................. 39

ARTICLE 13.  MISCELLANEOUS...................................................................................... 39
         13.1          Expenses................................................................................. 39
         13.2          Notices.................................................................................. 39
         13.3          Confidentiality.......................................................................... 40
         13.4          Counterparts............................................................................. 40
         13.5          Entire Agreement/Termination of December Agreement....................................... 40
         13.6          Construction............................................................................. 41
         13.7          Assignment............................................................................... 41
         13.8          Amendment................................................................................ 41
         13.9          Applicable Law........................................................................... 41
         13.10         No Third Party Rights.................................................................... 41
         13.11         Exhibits and Schedules................................................................... 41

                                      iii



                                                                                                               Page
                                                                                                               ----
         13.12         Waivers.................................................................................. 41
         13.13         Severability............................................................................. 42
         13.14         Bulk Sales Law........................................................................... 42
         13.15         Knowledge of Sellers..................................................................... 42
         13.16         Personal Liability....................................................................... 42


         EXHIBIT A -- License Agreement
         EXHIBIT B -- Transition Services Agreement

                                       iv

                                   SCHEDULES

         1                 Products

         1.1(a)            Personal Property

         1.3(j)            Excluded Assets

         4.6(a)            Intellectual Property

         4.6(c)            Licensed Intellectual Property

         4.6(d)            Intellectual Property

         4.7               Contracts

         4.8               Title and Leases

         4.9               Litigation

         4.10              Environmental Disclosure

         4.11              Benefit Plans and Policies

         4.12              Material Changes

         4.14              Compliance with Law

         4.15              Consents

         4.16              ELAC Taxes

         4.17              Permits and Licenses

         4.19              Labor Relations

         4.19(x)           Labor Relations

         4.21(a) - (e)     Government Contracts

         4.22              Government Furnished Equipment

         4.23              Entire Business

         4.24              Real Estate

         4.25              Insurance

         4.26              Affiliate Transactions

         6.2(a)            Retention Agreements

         6.5(b)            Actuarial Methods and Assumptions

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         ASSET PURCHASE AGREEMENT (the "Agreement") dated as of March 30, 1998 among AlliedSignal Inc., a Delaware corporation ("AlliedSignal"), AlliedSignal Technologies, Inc., an Arizona corporation and a wholly owned subsidiary of AlliedSignal ("ASTI"), AlliedSignal Deutschland GmbH, a German corporation and a wholly owned subsidiary of AlliedSignal ("AS Deutschland" and, collectively with ASTI and AlliedSignal, the "Sellers"), and L-3 Communications Corporation, a Delaware corporation ("Purchaser").

                                  WITNESSETH:

         WHEREAS, AlliedSignal is engaged exclusively through AlliedSignal's Ocean Systems business unit ("Ocean Systems") and through AlliedSignal ELAC Nautik GmbH ("ELAC"), a wholly owned subsidiary of AS Deutschland, in the business (the "Business") of developing, manufacturing and selling the products and services (the "Products") listed on Schedule 1 hereto, together with services associated with such Products; all of which Products as produced by the Business during the last 24 months are listed in Schedule 1 hereto;

         WHEREAS, certain of the intellectual property used by Ocean Systems is owned by ASTI;

         WHEREAS, AlliedSignal desires to sell and Purchaser desires to purchase the assets of Sellers primarily related to, or used primarily in connection with, the Business as described herein.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties contained herein, the parties agree as follows:

                          ARTICLE 1. PURCHASE AND SALE

         1.1 Purchase and Sale of Assets and Stock. Subject to the terms and conditions of this Agreement and except as otherwise provided herein, at the Closing (as defined in Section 2.1), Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, all direct or indirect right, title and interest of Sellers in the assets, whether tangible or intangible, real or personal, primarily related to, or used primarily in connection with, the Business prior to the Closing, other than Excluded Assets (as defined in Section 1.3), together with all of AS Deutschland's right, title and interest in the ELAC capital stock described in
Section 1.1(o) below (the "Assets"), including, without limitation, the following:

                  (a) all machinery and equipment, fixtures, furniture, office equipment, vehicles, boats, ships, tools and other tangible personal property set forth on Schedule 1.1(a) as of the date indicated thereon (collectively, the "Personal Property");

                  (b) all accounts receivable and other receivables as of the Closing Date, whether recorded or unrecorded (the "Accounts Receivable");

                  (c) all inventory and other supplies on hand, in transit or on order as of the Closing Date, wherever located, including raw materials, work-in-process and finished goods (the "Inventory");

                  (d) subject to the exclusions set forth in Section 1.3(f) and
(h), all intellectual property, including without limitation all (i) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; copyrights and copyrightable works, including computer applications, programs, software, databases and related items; trademarks, service marks, trade names (including, but not limited to, the "Ocean Systems" trade name), brand names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; trade secrets and other confidential information; (ii) registrations, applications, recordings, and licenses or other similar agreements related to the foregoing;
(iii) rights to sue at law or in equity for any infringement or other impairment of the foregoing occurring prior to the Closing Date; and (iv) rights to obtain reissues, re-examinations, continuations, continuations-in-part, divisions, extensions, renewals or other legal protections pertaining to the foregoing (the "Intellectual Property");

                  (e) all contracts, agreements, arrangements and/or commitments (the "Contracts");

                  (f) all transferable governmental and other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations relating to the Assets including, but not limited to, those listed in Schedules 4.10 and 4.17 hereto (the "Permits and Licenses");

                  (g) prepaid expenses, except insurance premiums, but only if and to the extent of the benefit conferred by such prepaid expenses to the Business after the Closing Date;

                  (h) all transferable rights of Sellers pursuant to any express or implied warranties, representations or guarantees relating to any Personal Property or made by suppliers furnishing goods or services to Sellers;

                  (i) all lists, files and documents, including, but not limited to, all business records, tangible data, computer software, electronic media and management information systems, disks, files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, policy manuals, invoices, credit reports, sales literature, tax, financial and accounting records and all other books and records (the "Books and Records").

                  (j) all interests in real estate, whether leased or owned, excluding the land, building and improvements located at Sylmar, California (the "Facility"),

                  (k) all security (including cash) deposited with third parties and all security bonds;

                  (l) all goodwill and going concern value (without any representation as to any value thereof);

                  (m) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against other parties (other than those related to Excluded Assets or Excluded Liabilities);

                  (n) all insurance proceeds arising out of or related to damage, destruction or loss of any property or asset of or used primarily in connection with the Business to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced, at the Closing Date; and

                  (o) all the issued and outstanding capital stock and rights in respect of such capital stock of ELAC (the "ELAC Shares").

         1.2 Non-Assignable Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent the sale, assignment, transfer, conveyance or delivery to Purchaser of any Asset, or any other item to be delivered at Closing, such as a permit, license or consent, is prohibited by any foreign, federal, state or local statutes, laws or regulations applicable to the Assets or the operation of the Business (an "Applicable Law") or would require any governmental or third party authorizations, approvals, consents or waivers which shall not have been obtained prior to the Closing (after Sellers' reasonable best efforts to obtain them), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery thereof. Following the Closing, the parties shall use reasonable best efforts and cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Sellers nor Purchaser shall be required to pay any consideration therefor, other than filing, recordation or similar fees payable to any governmental authority, which fees shall be paid in accordance with Section 2.6. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any commercially reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of such Asset. Once such authorization, approval, consent or waiver is obtained, the Sellers shall promptly assign, transfer, convey and deliver such Asset to Purchaser for no additional consideration. To the extent that any such Asset cannot be transferred or the full benefits of use of any such Asset cannot be provided to Purchaser following the Closing, then Purchaser and Sellers shall enter into such arrangements for no additional consideration from Purchaser (including subleasing or subcontracting if permitted) to provide Purchaser the economic (taking into account tax costs and benefits) and operational equivalent of obtaining such authorization, approval, consent or waiver.

         1.3 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following are not included in the Assets and not intended to be sold, assigned, transferred or conveyed to Purchaser hereunder (the "Excluded Assets"):

              (a) assets primarily related to, or used primarily in connection with, Sellers' businesses other than the Business, including, but not limited to, the assets primarily related to, or used primarily in connection with, Sellers' avionics repair and overhaul business conducted at the Facility;

                  (b) except as set forth in Section 2.4, cash, cash
                      equivalents and overdrafts;

                  (c) intercompany receivables and intercompany prepaid expenses, other than (i) trade receivables of the Business for goods delivered in the ordinary course of business and (ii) the intercompany note receivable between Ocean Systems and ELAC with respect to cash in the AlliedSignal German cash pool (the "Intercompany Note");

                  (d) Books and Records which Sellers are required by law to retain; provided, however, that in the event of such legal requirement, Sellers shall retain copies of such Books and Records and deliver the original Books and Records to Purchaser unless Sellers are legally obligated to retain the original records in which case the copies of such Books and Records shall be provided to Purchaser;

                  (e) the basic books and records of account and all supporting vouchers, invoices and other records and materials relating to any or all income taxes of Sellers; other than all such materials relating solely to the Business and located at the Facility or at ELAC's headquarters in Kiel, Germany (the "ELAC Facility");

                  (f) except as granted pursuant to Section 1.1(d) any right to use any name or logo of Sellers or any Affiliate or any confusingly similar variant or derivative thereof, including but not limited to "Allied-Signal", "AlliedSignal", "Allied", "Allied Chemical," "Signal," "Bendix," "Bendix Oceanics" or "Bendix Oceanics, Inc.";

                  (g) the insurance policies of Sellers, including without limitation those pertaining to the Business and the Facility, and the rights of Sellers thereunder;

                  (h) the Intellectual Property listed in Schedule 4.6 (c) (the "Licensed Property");

                  (i) assets of employee benefit plans, except as provided in Article 6;

                  (j) the assets listed in Schedule 1.3(j); and

                  (k) the Facility.

         1.4 Transfer of the Assets. Sellers shall sell, convey, transfer, assign and deliver the Assets to Purchaser at the Closing by means of deeds, bills of sale, assignments, endorsements, consents, certificates and such other good and sufficient instruments of transfer in form and substance reasonably satisfactory to Purchaser, and all in recordable form, where applicable, as shall be necessary or appropriate to vest in Purchaser all right, title, ownership and interest of Sellers in and to the Assets as provided in this Agreement or in the Schedules hereto.

         1.5 Sale and Transfer of ELAC Shares. Sellers shall cause to be delivered to the Purchaser certificates representing the ELAC Shares, duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and cancelled, or such other assignments, deeds, share transfer forms, endorsements, notarial deeds of transfer or other instruments or documents, duly stamped where necessary.

         1.6 License Agreement. On or prior to the Closing Date, ASTI and Purchaser shall enter into a license agreement in the form attached hereto as Exhibit A, with respect to the intellectual property identified in Schedule 4.6(c).


                       ARTICLE 2. CLOSING; PURCHASE PRICE

         2.1 Closing Date and Place. On and subject to the conditions set forth herein, the consummation of the purchase and sale contemplated hereby (the "Closing") will take place at the offices of AlliedSignal in Morristown, NJ at 10:00 a.m., local time, on March 30, 1998, or at such other time and place as shall be agreed upon by the parties hereto. The date upon which the Closing occurs is referred to herein as the "Closing Date". The Closing shall be effective as of 11:59 p.m. on the Closing Date. In addition, subsequent to the Closing, Purchaser and Sellers shall call the notary in Europe in order to perfect the transfer of the ELAC Shares by way of a notarial deed.

         2.2 Purchase Price. (a) The purchase price to be paid by Purchaser for the Assets including the ELAC Shares, is Sixty-Seven Million Five Hundred Thousand Dollars ($67,500,000) (the "Purchase Price"). The Purchase Price shall be paid by Purchaser in full at Closing in immediately available funds.

                  (b) The parties acknowledge the existence of a receivable relating to a contract dated December 19, 1997 (the "Turkey Contract") pursuant to which Ocean Systems is to supply to the Turkish Navy four (4) AQS-18A dipping sonar systems, plus spares, ground support equipment and performance testing (the "Turkey Receivable"). In the event that any cash is received by AlliedSignal in respect of the Turkey Receivable, whether before, on or after the Closing Date (each a "Turkey Cash Receipt"), AlliedSignal shall pay to L-3 an amount in cash equal to all Turkey Cash Receipts, on April 1, 1998, or if any Turkey Cash Receipt is received by AlliedSignal after April 1, 1998, on the date of such receipt.

         2.3 Income Taxes. As soon as reasonably practicable, the parties shall prepare a calculation of income tax liability or tax benefit based on the income or loss reflected on the books and records of the Business determined on a basis consistent with prior periods (excluding any income or loss attributable to the Turkey Contract) for the period beginning after December 31, 1997 (the "Effective Date") and ending on the close of the Closing Date multiplied by 36.6%. The calculation of book income or loss for such period shall be computed by means of a closing of the books and records of the Business as of the Closing Date, and, to the extent not practical, by apportionment on the basis of elapsed days. Buyer shall pay to Seller any such income tax liability and Seller shall pay to Buyer any such income tax benefit within 60 days thereof.

         2.4 Cash True-Up. Within fifteen business days after the Closing Date, AlliedSignal shall prepare and deliver to Purchaser a schedule setting forth, on a daily basis, the cash generated by the Business from 12:01 a.m. on the first day following the Effective

Date through and including the Closing Date. Purchaser shall have three business days from receipt to review the schedule and AlliedSignal shall give Purchaser reasonable access to its books and records for the purpose of confirming the calculations of AlliedSignal pursuant to this Section 2.4. Any dispute with respect to the schedule shall be resolved in good faith by the parties. Within three business days after the expiration of such review period (or the resolution of any dispute), Purchaser shall make payment to AlliedSignal if the schedule shows a net cash usage by the Business during such period and AlliedSignal shall make payment to Purchaser if the schedule shows net cash generation during such period in an amount equal to such net cash usage or net cash generation, as the case may be; provided, however, that if AlliedSignal shall pay to Purchaser any amount pursuant to Section 2.2(b) in respect of a Turkey Cash Receipt received on or prior to the Closing Date, and the amount of such Turkey Cash Receipt would have been a cash generation under this Section 2.4 but for this proviso, then the amount of any such Turkey Cash Receipt shall be excluded in calculating net cash generation or a cash usage under this Section 2.4. Any payment to be made pursuant to this Section 2.4 shall be made in immediately available funds by wire transfer to a bank account designated in writing by the party entitled to receive the payment. AlliedSignal shall be responsible for paying any checks outstanding as of the Effective Date.

         2.5 Allocation of Purchase Price. The Sellers and the Purchaser agree to allocate the Purchase Price of the Assets including the covenant not to compete, in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. Such allocation shall be mutually agreed between the Sellers and the Purchaser. The Sellers and the Purchaser recognize that the Purchase Price does not include Purchaser's acquisition expenses and that Purchaser will allocate such expenses appropriately. Sellers and the Purchaser agree to act in accordance with the computations and allocations as determined pursuant to this Section 2.5 (including any modifications thereto reflecting any post-Closing adjustments, such adjustments shall be allocated in accordance with the character of each such adjustment, on a basis consistent with the allocation under this Section 2.5) in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law ("1060 Forms"), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by Applicable Law.

         2.6 Payments. All payments required to be made pursuant to this
Article 2 and other provisions of this Agreement shall be made in United States dollars in immediately available funds by wire transfer to an account designated by the party to receive payment in writing to the party making payment.

         2.7 Transfer Taxes. Purchaser and Sellers shall each bear 50% of all sales, transfer and similar taxes, duties or levies (other than taxes computed on the basis of income) assessed or payable in connection with the transfer of the Assets including the ELAC Shares to Purchaser, including notary fees relating to the transfer of the ELAC Shares; provided that in no event shall Sellers be required to pay more than $500,000 in respect thereof, including any amounts paid by AlliedSignal pursuant to Section 2.4 of the real estate purchase agreement, dated as of December 22, 1997 (the "Facility Sale Agreement"), between AlliedSignal and Purchaser. Purchaser and Sellers agree to cooperate with one another to try to minimize such taxes to the extent practicable without additional costs or liabilities to Purchaser or Sellers. To the extent any exemptions from such taxes are available, Purchaser and Sellers shall cooperate to obtain and prepare all required resale or other exemption certificates with respect to the Assets and the ELAC Shares.


              ARTICLE 3. ASSUMPTION OF LIABILITIES AND OBLIGATIONS

         3.1 Assumed Liabilities. Except for the Excluded Liabilities, Purchaser shall, without any further responsibility or liability of, or recourse to, Sellers, except as set forth herein, absolutely and irrevocably assume and be solely liable and responsible for any and all liabilities and obligations of any kind or nature, whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured or unmatured, to the extent primarily related to the Business or the Assets prior to, on, or following the Closing Date (the "Assumed Liabilities") including, but not limited to:

                  (a) obligations to fill purchase orders of customers of the Business to the extent such orders are unfilled on the Closing Date;

                  (b) obligations incurred through the Closing Date to purchase or pay for goods and services for the Business to be received on or after the Closing Date;

                  (c) obligations and liabilities under the Contracts; provided that any Contract as to which consent to assignment is required but has not been obtained shall not be deemed an Assumed Liability until Purchaser has obtained the benefits of such Contract;

                  (d) obligations and liabilities under licenses and permits of the Business that are transferred or assigned to Purchaser (but only to the extent so transferred or to the extent Purchaser receives the benefits thereunder pursuant to Section 1.2); and

                  (e) obligations and liabilities specifically assumed or undertaken by Purchaser hereunder.

         3.2 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of Sellers which are not to be assumed or retained by Purchaser hereunder (the "Excluded Liabilities") include, but are not limited to, the following:

                  (a) obligations and liabilities for all Taxes relating to the Business for all periods prior to the Effective Date;

                  (b) obligations and liabilities arising out of or related to past, present or future actions, suits, claims, disputes, investigations and other proceedings relating to the ownership or operation of the Assets or the Business on or prior to the Effective Date, including, but not limited to, the items referred to in Schedule 4.9;

                  (c) obligations and liabilities related to employees, including former employees, not expressly assumed by Purchaser pursuant to
Article 6 hereof;

                  (d) all obligations and liabilities (whether or not the subject of any claim by a third party), fixed or contingent, known or unknown, under any Environmental Laws as have been, are or may in the future be in effect arising out of or relating to (i) the operation of the Business on or prior to the Effective Date or the use or ownership of any real property (including, without limitation, the Facility) used in the Business on or prior to the Effective Date, including without limitation, the disposal or arrangement for the disposal of Materials of Environmental Concern prior to the Effective Date and (ii) the presence of contamination by Materials of Environmental Concern at or emanating from any real property (whether leased or owned) used in the Business prior to the Effective Date ("Environmental Liabilities");

                  (e) all obligations and liabilities for non-trade accounts payable to Sellers and their Affiliates (other than the Intercompany Note);

                  (f) all obligations, liabilities, expenses or charges to earnings or reserves taken in connection with any restructuring program of AlliedSignal;

                  (g) all debts, obligations or liabilities whatsoever to the extent not primarily related to the Business or the Assets; and

                  (h) all other obligations and liabilities for which Sellers have expressly assumed responsibility pursuant to this Agreement.


              ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers jointly and severally represent and warrant to Purchaser as follows:

         4.1 Corporate Status. AlliedSignal is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full power and authority and all governmental licenses, authorizations, material consents and approvals required to carry on the Business as now conducted and own all of its properties and assets. ASTI is a corporation duly organized, validly existing and in good standing under the laws of Arizona. AS Deutschland and ELAC are corporations duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany. Each Seller has all requisite corporate and other power and authority to enter into, execute and deliver this Agreement and any other agreements contemplated hereby (the "Other Agreements") and to perform its respective obligations and consummate the transactions contemplated hereunder and thereunder in accordance with the terms of this Agreement. Each Seller is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Sellers' conduct of the Business.

         4.2 Authorization. All corporate and other proceedings required to be taken by or on the part of each of the Sellers to authorize Sellers to enter into and carry out this Agreement have been, or prior to the Closing will be, duly and properly taken. This

Agreement has been, and on the Closing Date each of the Other Agreements will be, duly authorized, executed and delivered by each Seller and this Agreement constitutes, and each Other Agreement will upon execution and delivery thereof constitute, a legal and binding obligation of Sellers, valid and enforceable against each Seller in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

         4.3 Compliance. Except for (i) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and under any similar German national or European Union law and (ii) any novations pursuant to Section 7.12 and any consents listed on Schedule 4.15, the execution, delivery and performance of this Agreement and Other Agreements by Sellers and the consummation of the transactions contemplated hereby and thereby (a) will not violate (with or without giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any licenses, permits, approvals, consents, certificates of public convenience, orders, franchises and other authorizations of any federal, state, local or foreign governmental authority (collectively, "Licenses"), law, rule or regulation, court or administrative order, writ, judgement or decree applicable to Sellers, the Business or any of the Assets or the Assumed Liabilities other than the facilities clearance requirements of the Defense Investigative Services of the United States Department of Defense ("DIS"), as set forth in the DIS Industrial Security Regulation and the DIS Industrial Security Manual, as each may be amended from time to time and (b) will not (with or without the giving of notice or the lapse of time or both) (I) violate or conflict with, or result in the breach, suspension or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Sellers under, or (II) result in the creation of any lien, mortgage, pledge, security interest, claim, charge or encumbrance or other material restriction of any kind or nature (collectively, "Liens") upon the Business or the Assets pursuant to, as the case may be, the articles of incorporation, by-laws or other organization documents of any Seller or any material agreement, lease, mortgage, note, deed of trust, lease, bond, indenture, license or other document or undertaking, oral or written, to which any Seller is a party or by which any Seller is bound and by which any of the Assets or the Business may be affected.

         4.4      [Intentionally left blank]

         4.5 Personal Property. In all material respects, the Personal Property and the machinery and equipment, fixtures, furniture, office equipment, vehicles, boats or ships, tools and other tangible personal property of ELAC have been maintained in accordance with standard industry practices, are in reasonable working condition (normal wear and tear excepted) and are sufficient for the conduct of the Business as it is currently being conducted.

         4.6      Intellectual Property.

                  (a) Schedule 4.6(a) lists all Intellectual Property owned or used by the Business that is issued or registered by or filed with any governmental agency, and all licenses of Intellectual Property used by the Business to or from third parties.

                  (b) The Sellers own or have the right to use all Intellectual Property necessary to conduct the Business substantially as it is currently conducted and consistent with past practice.

                  (c) Schedule 4.6(c) lists all Intellectual Property not included in the Assets, the use of which is necessary for the Business as it is currently conducted. AlliedSignal and ASTI will grant to Purchaser a license to such Intellectual Property pursuant to the license agreement referred to in
Section 1.6 of this Agreement.

                  (d) Except as set forth on Schedule 4.6(d): (i) all material Intellectual Property owned or used by the Business is unexpired, has not been abandoned and, to the Knowledge of Sellers, does not infringe or otherwise impair the intellectual property rights of any third party; (ii) no material Intellectual Property owned or used by the Business is the subject of any license, security interest, Lien or other agreement granting rights therein to any third party other than licenses listed on Schedule 4.6(d); (iii) no judgment, decree, injunction, rule or order has been rendered by any governmental entity, no action, suit or proceeding is currently pending and Sellers have not received written notice, and to the Knowledge of Sellers there are no threatened suits, actions or proceedings, which would limit, cancel or question the validity of, or Sellers' rights in and to any material Intellectual Property; and (iv) the Company and its subsidiaries have taken reasonable steps to protect, maintain and safeguard their material Intellectual Property, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have executed appropriate nondisclosure and confidentiality agreements and made appropriate filings and registrations in connection with the foregoing.

         4.7 Contracts and Binding Commitments. Schedule 4.7 lists the Contracts and the contracts, agreements and/or commitments of ELAC that are material to the operation of the Business taken as a whole (the "Agreements"). Except as set forth on Schedule 4.7, each of the Agreements is a valid and binding agreement of the Seller which is a party thereto or ELAC and is in full force and effect. True and complete copies of all the Agreements have been delivered to Purchaser or otherwise made available for inspection by Purchaser. All the Agreements are in full force and effect. Except as set forth on
Schedule 4.7, to the Knowledge of Sellers neither AlliedSignal nor ELAC, as the case may be, is in default in any material respect under any of the Agreements and to the Knowledge of Sellers there has been no material default under any of the Agreements by any other party thereto. AlliedSignal is not obligated to list in Schedule 4.7 any agreement, contract or commitment identified elsewhere in this Agreement or any Schedule hereto, or if such agreements, individually and together with all such other agreements which are not listed on Schedule
4.7 pursuant to this sentence, are not material to the Business taken as a whole and (a) such agreement, contract or commitment, is related to the sale or furnishing of products or services by AlliedSignal or ELAC and has a price of less than $75,000 in the case of AlliedSignal or DM 100,000 in the case of ELAC; (b) such agreement, contract or commitment, if related to the purchase of materials, supplies, equipment, merchandise or services, imposes a payment obligation on AlliedSignal or ELAC of less than $75,000; or (c) the disclosure of such agreement, contract or commitment is proscribed by the terms of such document or by the provisions of a governmental security agreement or regulation; provided that if such agreements, individually or in the aggregate, are material to the Business, a summary of the material terms of such agreement have been delivered to a properly authorized officer or employee of Purchaser in accordance with Applicable Law.

         4.8 Title. Except as set forth in Schedule 4.8, each Seller and ELAC holds the entire legal, equitable and beneficial title in and will transfer to Purchaser good (and, in the case of real property, marketable) title to, or a valid and binding leasehold interest in, its property included in the Assets free and clear of all Liens other than (i) Liens for taxes not yet due and payable or being contested in good faith for which adequate reserves are being maintained in accordance with United States generally accepted accounting principles ("GAAP"), and (ii) encumbrances that do not, and are not reasonably expected to, individually or in the aggregate, materially adversely affect the value of the Assets subject thereto or the ability of AlliedSignal, ELAC or Purchaser to conduct the Business as it is now being conducted (collectively, "Permitted Liens").

         4.9 Litigation. Except as disclosed in Schedule 4.9, there is not any action, suit, proceeding, arbitration or litigation, pending or to the Knowledge of Sellers threatened against Sellers or to the Knowledge of Sellers any investigation pending or threatened, relating to the Business, the Assets, the Assumed Liabilities or the transactions contemplated by this Agreement that could reasonably be expected to result in any material judgment against, material liability of, or have a material adverse effect on the Business taken as a whole. Sellers are not in violation of any term of any judgment, writ, decree, injunction or order entered by any court or governmental authority (domestic or foreign) and outstanding against Sellers or with respect to the Business or any of Sellers' assets (including the Assets) or properties, except for such violations which could not, individually or in the aggregate, have a material adverse effect on the Sellers or the Business. An action, suit, proceeding, investigation, arbitration or litigation shall be considered "threatened" for purposes of this Section 4.9 if any of the persons referred to in Section 13.15 shall have received a written notice or communication reasonably indicating to a business person that an action, suit, investigation, or proceeding will be commenced.

         4.10 Environmental Matters. (a) Except as set forth on Schedule 4.10 to the Knowledge of Sellers: (i) the Business complies and has complied in all material respects with all applicable Environmental Laws, and possesses and complies and has possessed and complied in all material respects with all Environmental Permits (all of which are identified accordingly on Schedule 4.10 and are transferrable as a routine matter to Purchaser); (ii) there are and have been no Materials of Environmental Concern, or other conditions, at any property owned, operated, or otherwise used by the Business now or in the past, or at any other location, that could give rise to any material liability to the Business under any Environmental Law or result in material costs to the Business arising out of any Environmental Law; (iii) no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law is pending or threatened in writing with respect to the Business, nor is the Business the subject of any investigation or the recipient of any request for information in connection with any such proceeding; (iv) there are no past or present conditions, circumstances, practices, plans, or legal requirements that could be expected to prevent the Business from, or materially increase the burden on the Business of, complying in all material respects with applicable Environmental Laws or obtaining, renewing, or complying in all material respects with all Environmental Permits required under such laws.

                  (b) The Sellers have provided or made available to Purchaser true and complete copies of all Environmental Reports in their possession or control.

                  (c) Any costs, estimates, projections or other predictions contained or referred to in Schedule 4.10 are not, and shall not be deemed to be, representations or warranties of Allied Signal.

                  (d) For purposes of this Agreement, the following terms shall have the following meaning:

                  "Environmental Laws" shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of the United States or any other national government, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety as of the Closing Date.

                  "Environmental Permits" shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required of the Business under any Environmental Law.

                  "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, or actual or potential liability under or cost arising out of, any Environmental Law that may in any way materially adversely affect the Business.

                  "Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

         4.11 Employee Benefit Plans and Policies. Schedule 4.11 lists all of the employment, severance, change-of-control, stock purchase, stock option, fringe benefits, incentive, bonus, pension, welfare, shop agreements or other employee benefit plans and policies maintained or contributed to by Sellers or ELAC for the Business or in which employees of the Business or managing directors of ELAC, including employees or managing directors of ELAC on short-term disability, medical, sick or other leave of absence (the "Employees"), are entitled to participate (collectively the "Benefit Plans") and copies of all such written Benefit Plans have been made available to Purchaser. Except as listed on Schedule 4.11, (a) such Benefit Plans that cover U.S. Employees ("U.S. Benefit Plans") comply in all material respects, to the extent applicable, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable laws, rules and regulations; (b) none of the U.S. Benefit Plans subject to Part 3 Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code; (c) no material liability, other than required premium payments, to the Pension Benefit Guaranty Corporation has been incurred with respect to any of the U.S. Benefit Plans subject to Title IV of ERISA; (d) AlliedSignal has not incurred any material liability for any tax imposed under Section 4975 of the Code or Part 4 Subtitle B of Title I of ERISA with respect to any of the U.S. Benefit Plans; (e) none of the U.S. Benefit Plans is a multiemployer plan within the meaning of Section 3(37)(A) of ERISA. Except as otherwise is provided in this Agreement, all contributions to the U.S. Benefit Plans that were required to be made under such U.S. Benefit Plans as of the date hereof have been paid, accrued or otherwise adequately reserved or disclosed in accordance with GAAP as of such date; and (f) each Benefit Plan covering non-U.S. Employees complies in all material respects with all Applicable Laws, rules and regulations.

         4.12 Material Changes. Except as set forth on Schedule 4.12 or as communicated to Steven Schorer or any individual who directly reports to Mr. Schorer or Purchaser, since December 31, 1997, there has been no:

                  (a) Lien created on any Asset or ELAC Asset, except Permitted Liens;

                  (b) capital expenditures or commitment to make any such expenditures with respect to the Assets or the ELAC Assets, except with respect to any such expenditures or commitments incurred prior to the date hereof, to the extent such expenditures and commitments do not exceed, when combined with any expenditures permitted under Section 4.7(d) of the Facility Sale Agreement, $2,100,000 in the aggregate;

                  (c) rights of substantial value knowingly waived with respect to the Assets or the Business; or

                  (d) sale or transfer of any Assets or ELAC Assets other than dispositions of inventory and obsolete or worn out equipment in the ordinary course of business.

                  (e) (i) (x) contract, agreement, proposal or other commitment entered into for the purchase of goods or services which is not terminable by the parties upon 30 days' notice or less without penalty or which involves aggregate consideration in excess of $250,000 or (y) agreement, bid, proposal or other commitment entered into for the sale of goods or services which is not terminable by the parties upon 30 days' notice or less without penalty or which involves aggregate consideration in excess of $5 million or which would result in a loss in excess of $100,000 for any individual contract or $250,000 in the aggregate, (ii) amendment, supplement, waiver or modification of any contract or agreement included in the Assets or the ELAC Assets, other than in the ordinary course of business consistent with past practice and (iii) Affiliate that has been permitted to do, or agree, in writing or otherwise, to do, any of the foregoing;

                  (f) except as required by Applicable Law or to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, (i) increase in the compensation or fringe benefits of any of the President of Ocean Systems and his direct reports or other employees (including any such increase pursuant to any deferred compensation, severance, bonus, pension, profit-sharing or other plan or commitment), except for increases, in the ordinary course of business consistent with past practice, in salary or wages of employees who are not senior managers of the Business, (ii) grant of any severance or termination pay, (iii) hire, except in the ordinary course of business, of any new employees or consultants or (iv) amendment or termination, or any agreement to amend or terminate, any collective bargaining, bonus, profit sharing, thrift, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of the President of Ocean Systems and his past or present direct reports or any other past or present employees of the Business (except for changes in AlliedSignal benefit plans generally);

                  (g) (i) transaction with or for the benefit of any other division or business of Seller or any Affiliate of Seller except as is set forth in Schedule 4.26 and (ii) Affiliate has been permitted to do, or agree, in writing or otherwise, to do, any of the foregoing;

                  (h) (i) waiver of any material claims or rights relating to the Business or the Assets or (ii) Affiliate has been permitted to do, or agree, in writing or otherwise, to do, any of the foregoing;

                  (i) acquisition of or agreement to acquire, by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                  (j) except for performance guarantees issued in the ordinary course of business consistent with past practice, incurrence of any indebtedness for borrowed money, or guarantee of any such indebtedness of another person, issuance or sale of any debt securities or warrants or other rights to acquire any debt securities of the Sellers, guarantee of any debt securities of another person, entrance into any "keep well" or other agreement to maintain any financial statement condition of another person or entrance into any arrangement having the economic effect of any of the foregoing, or loans, advances or capital contributions to, or investments in, any other person; or

                  (k) license or agreement entered into with respect to the Intellectual Property.

         4.13     [Intentionally left blank]

         4.14 Compliance with Law. Except as set forth on Schedule 4.14, Sellers and ELAC are not in violation of any Applicable Law which, individually or in the aggregate, would have a material adverse effect on the operation of the Business, and Sellers and ELAC have not received any notice in writing alleging any such defaults or violations or potential defaults or violations.

         4.15 Consents. Except as set forth in Schedule 4.15, no action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary to make this Agreement or any of the Other Agreements or instruments to be executed and delivered pursuant hereto a legal, valid and binding obligation of Sellers or ELAC or to consummate the transactions contemplated hereunder.

         4.16 Taxes. All Taxes (as hereinafter defined) with respect to the Business that are due and payable or which relate to tax periods ending on or prior to the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged by Sellers. There are no unpaid Taxes with respect to any period, or a portion thereof, ending on or before the Closing Date which are or could become a Lien on the Assets or the ELAC Assets, except for current Taxes not yet due and payable or reserved for in the Financial Statements. Except as set forth on Schedule 4.16, there has been filed by or on behalf of ELAC all material returns, declarations, statements, reports, schedules, forms and information returns and any amended tax returns relating to any Taxes (the "Tax Returns"). All such material Tax Returns are true, complete and correct in all material respects and all Taxes shown as due on such Tax Returns have been or will be paid in a timely fashion by Sellers prior to Closing or have been accrued for on ELAC's financial statements. Except as set forth on Schedule 4.16, no audit or other proceeding by any Governmental Authority, or similar person is pending, or to the Knowledge of Sellers, is threatened with respect to any material Taxes due from or with respect to ELAC. No material issues relating to Taxes were raised in writing by the relevant taxing authority during any audit or examination. Except as set forth in
Schedule 4.16, ELAC is not a party to or bound by (nor will it become a party to or bound by prior to the Closing Date) any tax indemnity, tax sharing, or tax allocation agreement. There is no material agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any material Taxes of ELAC has been executed or filed with any Governmental Authority. ELAC is not, nor has it ever been, a member of a U.S. consolidated, combined unitary tax group. As used herein, the term "Taxes" shall include all federal, state, local and foreign taxes, assessments or other governmental charges (including, without limitation, net income, gross income, excise, franchise, sales and value added taxes, taxes withheld from employees' salaries and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, import duties, licenses and registration fees and charges of any nature whatsoever, including any interest, penalties, additions to tax or additional amounts with respect thereto, imposed by any government or taxing authority, provided, however, that the term "Taxes" does not include the taxes, duties and levies referred to at
Section 2.6.

         4.17 Permits and Licenses. Schedule 4.17 attached hereto lists all material governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations, other than those relating to the environment, that are issued to, or held or used by Sellers or ELAC, or for which Sellers or ELAC have applied, in connection with the current operation of the Business, and any limitations thereto. Except as listed in
Schedule 4.17, Sellers and ELAC have all material governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations, other than those relating to the environment, that are necessary to own and operate the Assets and the ELAC Assets and to conduct the Business as it is currently being conducted, and Sellers and ELAC have not received notice alleging that any other material governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations, other than those relating to the environment, are required. "Material" for purposes of this Section 4.17 shall include but not be limited to permits, licenses and other authorizations which are required to own or operate the Assets or ELAC Assets owned or operated by Sellers and used for the production of products in the Business.

         4.18 Ownership of ELAC Shares. The ELAC Shares constitute all of the issued and outstanding shares of capital stock of ELAC. The ELAC Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no securities convertible into or exchangeable or exercisable for ELAC Shares or any options, warrants or other rights to acquire ELAC Shares. AS Deutschland is the sole legal and beneficial owner of the ELAC Shares and owns the ELAC Shares free and clear of any Liens, restrictions, options or rights in others, encumbrances or other claims, rights of first offer or first refusal, or voting agreements, and AS Deutschland has full legal right, power and authority to enter into this Agreement and to transfer and deliver good and valid title to the ELAC Shares hereunder. At the Closing, Purchaser shall receive good and valid title to the ELAC Shares free and clear of any Liens other than as created by Purchaser. ELAC does not constitute a material part of the assets of AS Deutschland.

         4.19 Labor Relations. Except as set forth on Schedule 4.19, (i) there is no employment agreement, collective bargaining agreement, shop agreement or written personnel policy applicable to Employees of the Business nor are any such agreements or policies presently negotiated; (ii) there is no current labor strike, slowdown or work stoppage or pending lockout, dispute or other labor controversy in effect, or to the Knowledge of Sellers threatened against or otherwise affecting the Business, and the Business has not experienced such labor controversy in the past five years; (iii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Sellers, threatened against or otherwise affecting the Business; (iv) no representation question exists or has been raised respecting any of the Employees of the Business within the past five years, nor to the Knowledge of Sellers are there any campaigns being conducted to solicit cards from Employees of the Business to authorize representation by any labor organization; (v) no action, suit, complaint, charge, arbitration, grievance, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any Employee, prospective employee, former employee, retiree, labor organization or other representative of the Business's Employees is pending or, to the Knowledge of Sellers, threatened against the Business; (vi) the Sellers and ELAC are not party to, or otherwise bound by, any consent decree with, or citation by, any Government agency relating to

Employees or employment practices; (vii) the Sellers and ELAC are in compliance in all material respects with all Applicable Laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment; (viii) other than to the extent accrued in the financial statements of the Business in accordance with GAAP, the Sellers and ELAC have paid in full to all Employees of the Business all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law; (ix) the Sellers and ELAC are not liable for any severance pay or other payments to any Employee, or former employee arising from the termination of employment, nor will the Business have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any Applicable Law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Business of any persons employed by the Sellers on or prior to the Closing Date except to the extent accrued on the Closing Balance Sheet; (x) except as set forth in Schedule 4.19(x), the Sellers and ELAC have not closed any Business plant or facility, effectuated any layoff of Employees or implemented any early retirement, separation or window program which within the past five years, nor have the Sellers or ELAC planned or announced any such action or program for the future; (xi) the Sellers and ELAC are in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and Sellers and ELAC are in compliance with all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

         4.20 Brokerage Fees. No person is entitled to any brokerage or finder's fee or other commission from Sellers in respect of this Agreement or the transactions contemplated hereby except Bear, Stearns & Co. Inc. (whose fee shall be paid by Sellers).

         4.21 Government Contracts. (a) With respect to each and every Government Contract or bid to obtain a Government Contract to which Sellers or ELAC are a party, and which relates to the Business, and except as set forth in
Schedule 4.21(a): (i) Sellers and ELAC have fully complied with all material terms and conditions of such Government Contract or bid for a Government Contract as required as of the date hereof and as of the Closing Date; (ii) Sellers and ELAC have fully complied with all material requirements of statute, rule or regulation pertaining to such Government Contract or bid for a Government Contract; (iii) all representations and certifications executed with respect to such Government Contract were to the Knowledge of Sellers accurate in every material respect as of their effective date and Sellers and ELAC to the Knowledge of Sellers have fully complied with all such representations and certifications in every material respect; and (iv) no termination for default, cure notice or show cause notice has been issued or, to the Knowledge of Sellers will be issued, (v) neither the U.S. Government nor any non-U.S. government nor any prime contractor, subcontractor or other entity person has notified in writing any of the Sellers or ELAC that any of the Sellers or ELAC has breached or violated any Applicable Law, certification, representation, clause provision or requirement pertaining to such Government Contract or bid;
(vi) no cost incurred by the Sellers or ELAC pertaining to such Government Contract or bid has been questioned or challenged, is the subject of any investigation or has been disallowed by the U.S. Government or any non-U.S. government; (vii) no money due to the Sellers or ELAC pertaining to such Government Contract or bid has been withheld or set off and the Sellers or ELAC are entitled to all progress payments with respect thereto and (viii) each Government Contract is valid and in full force and effect. As used herein, "Government Contract" means any open contract relating to the Business between any of Sellers or ELAC and (x) the U.S. Government or any non-U.S. government, (y) any prime contractor of the U.S. Government or any non-U.S. government or (z) any subcontractor at any tier with respect to any contract described in clauses (x) and (y) above.

                  (b) To the Knowledge of Sellers, except as set forth in
Schedule 4.21(b), with respect to the Business; (i) none of its respective employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal investigation, indictment or information by any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing ("Governmental Authority"), (ii) there is not any pending audit or investigation by Sellers or ELAC nor within the last three years has there been any audit or investigation by Sellers or ELAC resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or bid; and (iii) during the last three years, the Sellers and ELAC have not made a voluntary disclosure to the U.S. Government or any non-U.S. government, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or bid. Except as set forth in Schedule 4.21(b), to the Knowledge of Sellers there are no irregularities, misstatements or omissions arising under or relating to any Government Contract or bid that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

                  (c) Except as set forth in Schedule 4.21(c), with respect to the Business, there exist (i) no outstanding claims against the Sellers or ELAC, either by the U.S. Government or by any non-U.S. government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or bid referred to in Section 4.21(a) and
(ii) no disputes between the Sellers or ELAC and the U.S. Government or any non-U.S. government under the Contract Disputes Act or any other Federal statute or between the Sellers or ELAC and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract or bid. Except as set forth in Schedule 4.21(c), to the Knowledge of Sellers there are no facts that could reasonably be expected to result in a claim or a dispute under clause (i) or (ii) of the immediately preceding sentence.

                  (d) Except as set forth in Schedule 4.21(d), neither the Sellers nor ELAC nor any of their employees, consultants or agents is (or during the last three years has been) suspended or debarred from doing business with the U.S. Government or any non-U.S. government or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for U.S. Government or non-U.S. government contracting. Except as set forth in Schedule 4.21(d), the Sellers, ELAC and their Affiliates have operated the Business in compliance with all requirements of all material laws pertaining to all Government Contracts and bids.

                  (e) Except as set forth in Schedule 4.21(e), no statement, representation or warranty made by the Sellers or ELAC in any Government Contract, any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to the U.S. Government or any non-U.S. government in connection with any Government Contract or bid (i) contained on the date so furnished or submitted any untrue statement of a material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading or (ii) contains on the date hereof any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except in the case of both clauses (i) and (ii) any untrue statement or failure to state a material fact that would not result in any material liability to the Business as a result of such untrue statement or failure to state a material fact.

         4.22 Government Furnished Equipment. Schedule 4.22 incorporates the most recent schedule delivered to the U.S. Government or any non-U.S. Government which identifies by description or inventory number certain equipment and fixtures loaned, bailed or otherwise furnished to or held by the Business by or on behalf of the United States or any foreign country. To the Knowledge of Sellers, such schedule was accurate and complete on its date and, if dated as of the Closing Date, would contain only those additions and omit only those deletions of equipment and fixtures that have occurred in the ordinary course of business, except for such inaccuracies that could not reasonably be expected to have a material adverse effect on the Business.

         4.23 Entire Business. Except for the Excluded Assets, and except as set forth on Schedule 4.23, the Assets, together with the License Agreement, constitute all of the assets, properties and rights necessary to conduct the Business in all material respects as currently conducted. Other than ELAC, Sellers have no subsidiaries primarily engaged in the Business.

         4.24 Real Estate. Schedule 4.24 accurately lists all real property of the Business owned or leased, indirectly or directly, by the Sellers or ELAC (other than the Facility, the "Real Property"):

                  (a) The Sellers and ELAC have good and marketable title to all such owned Real Property and good and valid leasehold interest in all such leased Real Property, in each case, free and clear of all Liens except for Permitted Liens;

                  (b) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of Sellers no written notice of any threatened action has been received against any Real Property;

                  (c) All of the Real Property is occupied under a valid and current certificate of occupation or similar permit, the sale of the Assets hereunder will not require the issuance or any new or amended certificate of occupancy and to the Knowledge of Sellers the Real

Property may be occupied and used by Purchaser or ELAC after the Closing Date in the same manner as used by Sellers or ELAC on or before the Closing Date;

                  (d) All improvements on the Real Property constructed by or on behalf of Sellers or any other person were at the time installed constructed in compliance with all applicable federal, state, local or foreign statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building, zoning or environmental laws or codes) affecting the Real Property;

                  (e) All improvements on the Real Property and the present use and conditions thereof do not violate any applicable deed restrictions or applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those that are transferable with the Real Property, are required by any governmental agency having jurisdiction over the Real Property. Such improvements on the Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises and there are no encroachments on any Real Property by any improvements located on any adjoining premises;

                  (f) Sellers and ELAC enjoy peaceful and quiet possession of each parcel of Real Property, and there is not under any lease of any of the leased Real Property (a "Lease") any default by any of Sellers or ELAC thereunder or any condition that with notice or the passage of time or both would constitute such a default, and Sellers and ELAC have not received notice asserting the existence of any such default or condition. To the Knowledge of Sellers there are no defaults under any Lease by the landlord thereunder. Sellers have heretofore furnished the Purchaser a true and complete copy of each Lease and all amendments thereto pertaining to any leased Real Property. Each Lease is valid and binding and in full force and effect;

                  (g) The rental set forth in each Lease is the actual rental being paid, and there are not separate agreements or understandings with respect to the same; and

                  (h) Neither the execution of this Agreement nor the sale of the Assets hereunder shall cause a default under any Lease or require prior written consent of any landlord under any Lease.

         4.25 Insurance. Schedule 4.25 lists insurance maintained by Sellers and ELAC with respect to the Assets and the ELAC Assets and with respect to the employees and representatives of the Business and the operations of the Business. The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or nonrenewal with respect to any such policy or binder has been received by any of the Sellers or ELAC.

         4.26 Affiliate Transactions. Except as set forth in Schedule 4.26, there are no agreements, arrangements, undertakings or other transactions between the Business and any other division or business of Sellers or any person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with any of Sellers (including, without limitation, any owner of capital stock of Sellers) (an "Affiliate").

         4.27 No Additional Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS ARTICLE 4 OR ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT
ALLIEDSIGNAL IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PROPERTIES OR ASSETS OF THE SELLERS. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE ASSETS ARE BEING SOLD ON AN "AS IS, WHERE IS" BASIS.


             ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to AlliedSignal as follows:

         5.1 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and all governmental licenses, authorizations, consents and approvals required to carry on its business and to own all of its properties and assets. Purchaser has all requisite corporate and other power and authority to enter into, execute and deliver this Agreement and the Other Agreements and to perform its obligations and consummate the transactions contemplated hereunder and thereunder in accordance with the terms of this Agreement.

         5.2 Authorization. All corporate and other proceedings required to be taken by or on the part of Purchaser to authorize Purchaser to enter into and carry out this Agreement have been, or prior to the Closing will be, duly and properly taken. This Agreement has been, and on the Closing Date each of the Other Agreements will be, duly executed and delivered by Purchaser and this Agreement constitutes, and each Other Agreement will upon execution and delivery thereof constitute, a legal and binding obligation of Purchaser, valid and enforceable against Purchaser in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

         5.3 Compliance. The execution, delivery and performance of this Agreement and Other Agreements and the consummation of the transactions contemplated hereby will not result in the breach of any of the terms or conditions of, or constitute a default under, or violate, as the case may be, the articles of incorporation, by-laws or other organization documents of Purchaser or any material agreement, lease, mortgage, note, deed of trust, lease, bond, indenture, license or other document or undertaking, oral or written, to which Purchaser is a party or by which Purchaser is bound or by which any of the Assets may be affected other than the consent required under Purchaser's existing credit facility, which Purchaser believes will be obtained prior to Closing.

         5.4 Due Diligence. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Other Agreements. Purchaser confirms that AlliedSignal provided to Purchaser the opportunity to ask questions of the officers and management employees of AlliedSignal and to acquire such additional information about the business and financial condition of the Business as Purchaser requested and all such information has been received.

         5.5 Financing. Purchaser has funds of its own, or has binding commitments from responsible banks or other financial institutions to provide funds, which will be sufficient and available to pay the purchase price as set forth in Section 2.1.

         5.6 Investment Representation. Purchaser is acquiring the ELAC Shares for investment and not with a view to the public distribution thereof.

         5.7 Conveyances and Restrictions. The performance by Purchaser of its obligations hereunder, whether through the purchase of the Assets, the obtaining of financing to fund the acquisition, and/or the obtaining of financing for the operations of the Business after the Closing, will not violate any provision of the Uniform Fraudulent Conveyance Act as enacted by the United States or any state thereof, or any regulations thereunder or any state fraudulent conveyance or similar statute in a state in which the Business or Purchaser is doing business.

         5.8 Brokerage Fees. No person is entitled to any brokerage or finder's fee or other commission from Purchaser in respect of this Agreement or the transactions contemplated hereby.


                   ARTICLE 6. EMPLOYEES AND EMPLOYEE BENEFITS

         6.1      Employment.

                  (a) Purchaser shall offer employment effective as of the Closing Date to all Employees (except that Employees on Long Term Disability shall be offered employment when such Employees are medically certified to return to work) employed as of the Closing Date. Nothing herein expressed or implied confers upon any Employee who accepts Purchaser's offer of employment (collectively, "Transferred Employees") any rights or remedies of any nature or kind, including, without limitation, any rights of employment with Purchaser for a specified period of time.

                  (b) Notwithstanding Section 6.1(a) above, the employment of Employees employed by ELAC (collectively, the "German Employees") shall continue following the Closing Date and shall remain the liability of ELAC.

         6.2      Compensation and Benefits - U.S. Employees.

                  (a) Generally. Purchaser shall continue or shall provide, for a period of at least 12 months immediately subsequent to the Closing Date, for all Transferred Employees who are employed in the United States (collectively, "U.S. Transferred Employees") base salary or applicable rate of pay not less than that provided by Sellers immediately prior to the Closing Date, employee benefits and incentive compensation comparable, in the aggregate, to those in effect as of the Closing Date, except that, with respect to those plans providing a benefit in AlliedSignal stock, Purchaser shall have no obligation to provide such benefits or comparable benefits or to take into account such benefits for purposes of this Section. Purchaser shall assume liability for all deferred compensation, supplemental and excess pension and savings benefits, all bonus amounts, normal and enhanced severance benefits, and relocation benefits (whether or not all such employee benefits are vested on the Closing
Date) in respect of all U.S. Transferred Employees incurred or earned, but not paid, on or before the Closing Date, or as incurred in connection with the sale of the Business and not paid as of the Closing Date, to the extent accrued on the Closing Balance Sheet. Purchaser shall assume the retention agreements listed on Schedule 6.2(a).

                  (b) Union Employees. Purchaser shall offer employment on or prior to the Closing Date to each U.S. Employee covered by the Collective Bargaining Agreements between AlliedSignal and the United Auto Workers ("UAW") or UAW Local 179, including the Local Agreement between AlliedSignal and UAW Local 179, the Master Agreement between AlliedSignal and the UAW, and all associated agreements that are part of such Master Agreement, including the letters of understanding and agreements covering pensions, insurance and savings plans (collectively, the "Bargaining Agreements") as described in
Schedule 4.7 (such covered Employees being referred to, collectively, as "Union Employees"), provided that such Union Employee is actively at work on the Closing Date. Purchaser shall provide each Union Employee with compensation (base rate of pay and incentive compensation, if any) no less than that required by the applicable Bargaining Agreements and any applicable side letters and schedules immediately prior to the Closing Date. A Union Employee who is absent on the Closing Date due to illness, vacation, paid leave, holiday or union office leave or who is otherwise subject to recall with seniority rights shall to the extent required by the applicable Bargaining Agreement and any applicable side letters and schedules be considered actively at work on the Closing Date. The Union Employees who are actively at work on the Closing Date shall hereafter be called "Union Transferred Employees". Sellers shall retain the obligation to provide any Union Employee who does not become a Union Transferred Employee on the Closing Date with benefits under Sellers' Pension Plans for Union Employees, as defined herein, and all other benefits required to be provided by the Bargaining Agreements.

                  (c) Purchaser agrees to credit each U.S. Transferred Employee service credited with Sellers under the Benefit Plans for participation, retirement eligibility and vesting under such employee benefit plans or policies Purchaser maintains or will maintain for or on behalf of the U.S. Transferred Employees. In addition, such service shall be credited for benefit purposes under welfare plans (including severance plans), vacation plans and qualified retirement plans in respect of which assets and liabilities are transferred to

Purchaser's Plans. Sellers shall not in any manner be responsible for any liability, claim or obligation due under any such plan maintained by Purchaser.

         6.3 Severance and WARN Act. (a) Sellers shall pay and be responsible for all liability, cost or expense for severance, termination indemnity payments, salary continuation, special bonuses and like costs under Sellers' severance pay plans, policies or arrangements, with respect to any of the Employees that arise from or relate to the transactions described in or contemplated by this Agreement, or of any U.S. Transferred Employees that arise under Sellers' severance plans from the subsequent termination of employment by Purchaser after the Closing Date. Purchaser agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from the Purchaser's failure to comply after the Closing Date with the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), and the regulations thereunder or for any action by Purchaser which causes WARN to apply.

                  (b) The Sellers shall not, at any time within the 60-day period prior to the Closing Date, effectuate a "plant closing" or "mass layoff", as those terms are defined in the WARN Act or any State law, affecting in whole or in part any Ocean Systems site of employment, facility, operating unit or employee.

                  (c) The Sellers shall indemnify, defend and hold Purchaser harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) ("Damages") arising out of or otherwise in respect of (i) termination by the Sellers of any employee of the Business on or prior to the Closing Date; (ii) any claim made by any employee of the Business for severance pay arising prior to, or upon the Closing Date; or (iii) any suit or claim of violation brought against the Purchaser under the WARN Act or any State law for any actions taken by the Sellers in connection with, on or prior to the Closing Date with regard to any site of employment, facility, operating unit or employee affected by this Agreement which action by itself causes WARN to apply.

         6.4 Health Care Continuation Liability. With respect to Sellers' plans, Seller agrees to pay and be responsible for all liability, cost, expense, taxes and sanctions under Section 4980B of the Internal Revenue Code (the "Code"), interest and penalties imposed upon, incurred by, or assessed against Purchaser or Sellers that arise by reason of or relate to any failure to comply with the health care continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, as amended, which failure occurs as a result of the transactions described in or contemplated by this Agreement or which failure occurs on or after the Closing Date with respect to any Employee or any qualified beneficiary (as defined in Section 4980B(g)(1)) of such Employee.

         6.5      Pension Plan.

                  (a) AlliedSignal shall amend the Salaried Employees Pension Program for AlliedSignal Inc., the AlliedSignal Inc. Pension Plan for Hourly Employees (provisions relating to UAW Local 179) and the AlliedSignal Inc. Retirement Program (collectively, the "Pension Plans") to fully vest all Employees employed by the Business as of the Closing Date participating in the Pension Plan in their accrued benefit as of the Closing Date. Purchaser shall assume the liabilities and obligations as of the Closing Date of Sellers for the accrued benefits of all U.S. Transferred Employees under the Pension Plans. Purchaser shall have established as of the Closing Date, or shall establish as soon as practicable after the Closing Date, a tax-qualified defined benefit pension plan or plans which shall discharge the pension obligations of Purchaser set forth in this Section ("Purchaser's Plan"). As soon as practicable after the Closing Date, AlliedSignal shall cause a transfer of the pension liabilities and obligations being assumed by Purchaser and of the assets, as calculated below, to Purchaser's Plan.

                  (b) The assets to be transferred from the Pension Plans to Purchaser's Plan shall be an amount equal to the "projected benefit obligation," within the meaning of Financial Accounting Standard No. 87, as of the Closing Date attributable to the U.S. Transferred Employees under Sellers' Pension Plans ("PBO") with adjustments described below. Sellers' actuary shall calculate the transfer amount (the "Transfer Amount") by applying the assumptions, methods and methodologies listed on Schedule 6.5(b) and other actuarial assumptions and methodologies used in the ordinary course in the preparation of the actuarial valuation not inconsistent with those listed in
Schedule 6.5(b). Notwithstanding any provision herein to the contrary, the transfer amount shall be subject to the applicable requirements of Sections 414(l) and 401(a)(12) of the Code. The amount as so determined shall be adjusted for investment earnings at the short term investment fund rate earned by Sellers' Pension Plans (the "Earnings") for the period between the Closing Date and the actual dates of transfer (see below) and reduced by the amount of any benefit payments to U.S. Transferred Employees and a proportional share of investment and administrative expenses relative to asset values for such period. The amount of assets caused to be transferred pursuant to this Section shall be calculated by Sellers' actuary, and the actuarial calculations shall be subject to review and approval by Purchaser's actuary. In the event that Purchaser's actuary does not agree with the calculation determined by Sellers' actuary, the determination of the amount to be transferred pursuant to this Section shall be made by a third, nationally recognized actuarial firm selected by Sellers' and Purchaser's actuaries (the cost of which shall be borne equally between Sellers and Purchaser), and the determination of such third actuary as to the amount to be transferred shall be binding and conclusive upon all parties hereto. The transfer of assets from Sellers' Pension Plan to Purchaser's Plan shall be made in cash pursuant to Section 6.5(c). The parties shall file any necessary IRS Forms 5310-A with respect to such transfer.

                  (c) All transfers from the Pension Plans to the Purchaser's Plan shall be made in accordance with the provisions of this Section 6.5(c). As soon as is administratively practical, but in no event later than 30 days following the Closing Date, and conditioned upon AlliedSignal having been provided evidence reasonably satisfactory to it that Purchaser has established a trust (or trusts) to hold the assets of the Purchaser's Plan and that Purchaser's Plan is qualified under Section 401(a) of the Code and the trusts holding assets of the Purchaser's Plan are tax exempt under Section 501(a) of the Code ("Initial Transfer Date"), AlliedSignal shall cause its trusts to make an initial transfer of assets in cash equal to 85% of the amount reasonably estimated by AlliedSignal in good faith to be equal to the Transfer Amount (the "Initial Transfer Amount"). In addition, prior to the Initial Transfer Date AlliedSignal shall provide Purchaser with evidence reasonably satisfactory to Purchaser that the Pension Plans remain qualified under Section 401(a) of the Code. As soon as practicable after the final determination of the amounts to be transferred ("True-Up Date"), AlliedSignal shall cause a second transfer to be made in cash of the "True-Up Amount." The True-Up Amount shall be equal to the following amount:

         (Transfer Amount minus Initial Transfer Amount), minus benefit payments made to U.S. Transferred Employees since the Closing Date from the Pension Plans, adjusted for Earnings on the excess of the Transfer Amount over the Initial Transfer Amount from the Initial Transfer Date to the True-Up Date,

If the Initial Transfer Amount exceeds the Transfer Amount, as soon as practicable following such determination Purchaser shall cause a transfer to be made to the respective Pension Plan equal to the excess of the Initial Transfer Amount over the Transfer Amount, adjusted to reflect earnings at the short term investment fund rate earned by Purchaser's Plan from the Initial Transfer Date until the date of transfer.

         6.6 Savings Plan. AlliedSignal shall provide that those Employees participating in the AlliedSignal Savings Plan and AlliedSignal Thrift Plan ("Savings Plans") immediately prior to the Closing Date shall fully vest on the Closing Date in their respective Savings Plans accounts (the "Accounts"). As promptly as practicable following the Closing Date, Sellers and Purchaser shall arrange for the transfer of the Accounts and the corresponding liabilities with respect to the U.S. Transferred Employees, from the Savings Plans to one or more tax-qualified plans established or to be established by Purchaser which provides benefits substantially equivalent to the benefits available under the applicable Savings Plans. With respect to the plan or plans receiving assets from the Savings Plans, to the extent permitted by Applicable Law, such plan or plans shall also (a) provide for tax-deferred contributions and (b) meet all requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code. The transfer of assets from the Savings Plans shall be made in cash, marketable securities, promissory notes presenting participant loans, or a combination thereof, as determined by AlliedSignal and consented to by Purchaser. Without limiting the generality of the foregoing, if AlliedSignal should determine to transfer assets held in Accounts which, immediately prior to the Closing Date, provide for holding AlliedSignal common stock in such form, Purchaser agrees to accept transfer of such Accounts in AlliedSignal's common stock, and, to the extent permitted by law for such reasonable period of time as Purchaser may determine, to provide U.S. Transferred Employees with an election to retain AlliedSignal's common stock in their respective plan accounts or to dispose of such stock and have the proceeds reinvested in other investment alternatives offered under each such plan. Prior to the transfer date, Purchaser shall, to the reasonable satisfaction of AlliedSignal's counsel, present AlliedSignal with such evidence and information (which may include or be provided by an opinion of Purchaser's counsel satisfactory to AlliedSignal) as is reasonably necessary to establish that the tax-qualified plan or plans established or to be established by Purchaser to which the transfer or transfers described in this Section are to be made are in full force and effect and meet all the requirements for qualification under Sections 401 and 411(d)(6) of the Code and Sellers shall, to the reasonable satisfaction of Purchaser's counsel, present Purchaser with such evidence and information as is reasonably necessary to establish that the Savings Plan meets the requirements of Section 401(a) of the Code.

         6.7 Labor Agreements. Purchaser shall assume Sellers' obligations under the Bargaining Agreements and any applicable side letters and schedules according to their terms as in effect of and as of the Closing Date, and shall honor such Bargaining Agreements for the remainder of the effective term thereof following the Closing Date.


                        ARTICLE 7. PRE-CLOSING COVENANTS

         7.1      [Intentionally left blank].

         7.2      [Intentionally left blank].

         7.3      [Intentionally left blank].

         7.4      [Intentionally left blank].

         7.5 Workers' Compensation. The Seller shall retain responsibility for all workers' compensation events which relate to incidents occurring on or before the Closing Date. The Purchaser shall have responsibility for all workers' compensation events which relate to incidents occurring after the Closing Date.

         7.6 Insurance-Primary Casualty Program. Sellers maintain at present a series of insurance programs pursuant to which various insurance carriers have provided and are providing insurance coverage in respect of the Business relating to automobile liability, general liability, employers liability and non-aircraft products liability (the "Primary Casualty Program") and Sellers and Purchaser understand and agree that Sellers are not transferring to Purchaser pursuant hereto any rights or interests in such Primary Casualty Program, nor, except as otherwise set forth herein, shall Sellers be required to maintain any of such coverages or limit in any manner Sellers' right to change deductible levels or other terms or conditions thereof. As between Purchaser and Sellers, however, it is agreed that the following shall apply to claims with a date of occurrence prior to the Closing Date that are covered by the Primary Casualty Program:

                  7.6.1 Claims Responsibility and Procedures. Purchaser shall promptly notify in writing Sellers of any claims against the Business, Purchaser, Sellers or any of their Affiliates arising from occurrences which took place prior to the Closing Date relating to the Business or its prior assets, business or operations. To the extent coverage is available under the Primary Casualty Program, Purchaser shall handle such claims through the applicable insurance carrier and to the limited extent required therefor is hereby appointed as Sellers' agent in dealing with any such applicable insurance carriers, such agency, however, being subject to revocation at any time if Purchaser fails to comply with the provisions of this Section 7.6. Purchaser through the applicable insurance carrier may settle any such claim on a basis which in its judgment is reasonable provided, however, that Purchaser agrees not to settle any such claims for an amount in excess of $50,000 without prior consultation with AlliedSignal. Sellers and Purchasers shall cooperate with each other in the defense of any such claims and will keep each other informed of significant developments with respect thereto. Neither Purchaser nor Sellers will knowingly take any action that prejudices the other party in the collection of any applicable insurance proceeds.

         7.7 No Inconsistent Action. Subject to Sections 9.1 and 9.2, the parties hereto shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement. None of the parties hereto shall take or omit to take any action that could result in any of their respective representations and warranties not being true in all material respects on the Closing Date.

         7.8      [Intentionally left blank].

         7.9 Non-Solicitation. Sellers agree that until December 22, 1999, they shall not, and they shall cause each of their respective Affiliates not to, without the prior consent of Purchaser, employ or solicit for employment any person currently employed by the Business (other than a person solicited or hired as a result of a general solicitation (such as an advertisement) not specifically directed to employees of the Business).

         7.10 Refunds and Remittances. In the event that Sellers or their Affiliates receive any amount that is properly due and owing to Purchaser in accordance with the terms of this Agreement, Sellers shall cause same to be promptly remitted to Purchaser at the address specified in Section 13.2.

         7.11 Enforcement of Confidentiality Provisions. Sellers agree to use reasonable best efforts to enforce, at the written request of Purchaser, (i) the confidentiality provisions of any agreements related to the sale of the Business (excluding any employee solicitation provisions) and (ii) all confidentiality agreements, if any, entered into between Sellers or any of their Affiliates and any of their employees, in each case to the extent such provisions pertain to the Business as of the Closing Date.

         7.12 Novation of Government Contracts. As soon as reasonably practicable following the Closing, AlliedSignal shall, in accordance with Federal Acquisition Regulations Part 42, Section 42.12, submit in writing to each responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, Section 42.102(a)), a request for the U.S. Government to (i) recognize Purchaser in accordance with this Agreement and
(ii) enter into a novation agreement (the "Novation Agreement") substantially in the form contemplated by such regulations. AlliedSignal shall thereby reasonably assist Purchaser in obtaining all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreement with regard to any of the Government Contracts, including responding to any reasonable requests for information by the U.S. Government with regard to such Novation Agreement.

         7.13 Further Actions. Subject to the terms and conditions hereof, Sellers and Purchaser agree to use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including without limitation, taking all necessary or advisable action (i) in respect of the works council of ELAC and (ii) to terminate the profit/loss pooling arrangement (the "Pooling Arrangement") between AS Deutschland and ELAC not later than December 31, 1998.

         7.14 Letters of Credit. Schedule 7.14 identifies letters of credit and other similar obligations in respect of which AlliedSignal will remain as account party ("Retained L/Cs") and other letters of credit and similar obligations ("Assumed L/Cs") in respect of which Purchaser shall, not later than May 31, 1998, either (a) become account party or (b) issue replacement letters of credit, with Purchaser as account party, and obtain the cancellation of the Assumed L/Cs and release Sellers from any obligations under any related credit agreements. In the event that, after using its reasonable best efforts, Purchaser cannot perform its obligations under Section 7.14(a) or (b) with respect to the Assumed L/Cs, Purchaser shall provide back-up letters of credit with respect to such Assumed L/Cs. Any Assumed L/C in respect of which Purchaser has not issued a replacement or back-up letter of credit as aforesaid by May 31, 1998 may be cancelled by AlliedSignal and Purchaser shall reimburse AlliedSignal forthwith for all amounts drawn by the beneficiary under any such cancelled letter of credit; provided, however, that prior to May 31, 1998, AlliedSignal shall not waive any requirements of or agree to amend any such Retained L/C without the prior written consent of Purchaser. The parties acknowledge that the identity of the account party under any Retained L/C and any Assumed L/C and other similar obligations does not alter the terms of this Agreement, meaning, specifically and without limitation, that the provisions of
Section 3.1 (Assumed Liabilities), 3.2 (Excluded Liabilities) and Article 12 (Indemnification) are unaffected by the identity of the account party, and if a demand for payment is made under a Retained L/C or an Assumed L/C, the financial responsibility for the circumstances underlying such demand shall be determined by this Agreement and not by the identity of the account party under the letter of credit in question.

         7.15 1985 Capitalization of ELAC. AlliedSignal shall ensure that the 1985 capitalization of ELAC is confirmed by German counsel to have been lawful and proper. The parties shall cooperate in any steps that may be necessary to correct the capitalization, at AlliedSignal's expense.

         7.16 MCDV Subcontract. Following the Closing, AlliedSignal and Purchaser shall use their reasonable best efforts to prepare a subcontract (the "MCDV Subcontract") to be entered into between AlliedSignal Canada Inc. ("ASC") and Purchaser relating to the contract between ASC and MacDonald, Dettwiler and Associates Ltd. for the maritime coastal defense vessel, as amended (the "MCDV Contract"). The MCDV Subcontract shall be reasonably acceptable to AlliedSignal and Purchaser and shall transfer to Purchaser in U.S. dollars the full economic benefit of the MCDV Contract (based on the exchange rate for U.S. and Canadian dollars as reported in the Wall Street Journal on the date of any payment). Purchaser shall, and AlliedSignal shall cause ASC to, enter into the MCDV Subcontract promptly following the finalization thereof to the reasonable satisfaction of AlliedSignal and Purchaser. In the event that (i) ASC shall be prohibited from making any payment to Purchaser under the MCDV Subcontract,
(ii) any Canadian withholding tax would be applicable to any payment to Purchaser by ASC under the MCDV Subcontract or (iii) ASC would lose Canadian content credit as a result of any payment to Purchaser by ASC under the MCDV Subcontract, AlliedSignal shall, on the date any such payment is due and in lieu of such payment from ASC under the MCDV Subcontract, make a payment to Purchaser in an amount equal to the amount of the payment due under the MCDV Subcontract, without regard to any Canadian withholding tax. Purchaser shall not have any liability under the MCDV Subcontract for any obligation or liability relating to the ownership or operation of the Assets or the Business on or prior to the Closing Date relating to (a) the provision of Canadian content, (b) any penalty or excise tax for failure to meet Canadian content obligations or (c) any obligation for liquidated damages for failure to timely deliver.


                        ARTICLE 8. CONDITIONS TO CLOSING

         8.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Purchaser in its sole discretion:

                  (a) On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or any such injunction, restraining order or decree or any pending lawsuit, claim or legal action relating to the transactions contemplated by this Agreement which would materially adversely affect such transactions or Purchaser's ownership, use or enjoyment of the Business or any part thereof.

                  (b)(i) All of the representations and warranties of Sellers, including those set forth in Section 8.1(b)(ii) and (iii) below, contained in this Agreement or in any certificate, instrument or other document delivered to Purchaser pursuant hereto shall be complete, true and correct in all respects on and as of the Effective Date, with the same force and effect as though such representations and warranties had been made on and as of the Effective Date, except to the extent that any such representation and warranty is made as of a specified date, in which case, such representation and warranty shall have been true and correct as of such date;

                  (ii) The representations and warranties of Sellers contained in Sections 4.1, 4.2, 4.3, 4.8, 4.10, 4.11, 4.12, 4.15, 4.16, 4.17, 4.18, 4.20,
4.21, 4.22, 4.23, 4.25, 4.26 and 4.27 of this Agreement or in any certificate, instrument or other document delivered to Purchaser pursuant hereto shall be complete, true and correct in all respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case, such representation and warranty shall have been true and correct as of such date; and

                  (iii) To the Knowledge of Sellers, the representations and warranties contained in Section 4.9 of this Agreement or in any certificate, instrument or other document delivered to Purchaser pursuant hereto shall be complete, true and correct in all respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case, such representation and warranty shall have been true and correct as of such date.

                  (c) Sellers shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by them prior to or on the Closing Date.

                  (d) Purchaser shall have received a certificate, dated the Closing Date, from an authorized officer of each of the Sellers to the effect that the conditions specified in (b) and (c) above have been fulfilled.

                  (e) The Transition Services Agreement, attached as Exhibit B hereto, shall have been executed and delivered by the parties thereto.

         8.2 Conditions to the Obligations of Sellers. The obligations of Sellers under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Sellers in their sole discretion:

                  (a) On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                  (b) The representations and warranties of Purchaser contained in this Agreement or in any certificates, instruments or other documents delivered to AlliedSignal pursuant hereto shall be complete, true and correct on the Closing Date, with the same force and effect as though such representations and warranties, as updated, had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case, such representation and warranty shall have been true and correct as of such date.

                  (c) Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by the Closing Date.

                  (d) AlliedSignal shall have received a certificate, dated the Closing Date, from an authorized officer of the Purchaser to the effect that the conditions specified in (b) and (c) above have been fulfilled.


                      ARTICLE 9. TERMINATION AND SURVIVAL

         9.1 Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                   (a) by mutual written consent of Purchaser and Sellers; or

                  (b) by Purchaser, on the one hand, or Sellers, on the other hand, upon written notice to the other, if such other party or its Affiliate has breached any representation, warranty or covenant contained in this Agreement in any respect, if the non-breaching party has notified the breaching party of the breach in writing and the breach has continued without cure for a period of thirty (30) days after notice of the breach; or

                  (c) by the Purchaser, on the one hand, or Sellers, on the other hand, if there shall be in effect any law or regulation that prohibits the consummation of the Closing or if the consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having jurisdiction over the transactions contemplated hereby; or

                  (d) by either party if the Closing shall not have occurred by April 1, 1998; provided that the terminating party is not in material breach of its obligations under this Agreement.

         9.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, this Agreement shall become void and of no further force and effect, and none of the parties hereto (nor their respective Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives) shall have any liability in respect of such termination except that the obligations contained in Sections 9.2, 13.1, 13.3 and 13.9 shall survive; provided, however, that if such termination is effected pursuant to Section 9.1(b) or (d) and the failure to consummate the transactions contemplated hereby was the result of any of the conditions to Closing having not been fulfilled by reason of the breach by either Purchaser, on the one hand, or Sellers, on the other hand, of their respective covenants, representations and/or warranties set forth in this Agreement or in any agreement, document or instrument ancillary hereto, the party having so breached shall remain liable to the other party for such breach.


                         ARTICLE 10. CLOSING DOCUMENTS

         10.1 Documents to be Delivered by Sellers. At the Closing, Sellers shall deliver to Purchaser the following documents:

                         (i) Copies of resolutions of each of the Sellers certified by a Secretary, Assistant Secretary or other appropriate officer of such entity, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

                        (ii) Executed deeds, bills of sale or other appropriate instruments of transfer with respect to all of the Real Property, Personal Property, Inventory, Accounts Receivable and any other Assets not transferred or assigned by any other documents or instruments described in this Section;

                       (iii) Executed and acknowledged Assignments by ASTI sufficient to transfer title to the Intellectual Property;

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




                         (iv) Executed assignment and assumption agreements
with respect to the Contracts;

                          (v) Executed documents of assignment or transfer with
respect to each of the permits, licenses and authorizations listed in Schedule 4.17;

                         (vi) One executed assumption of liability agreement by
which Purchaser will assume the Assumed Liabilities pursuant to Section 3.1 (the "Assumption of Liability Agreement");

                         (vii) One executed copy of the License Agreement;

                        (viii) A certificate of an appropriate officer of AlliedSignal relating to the representations, warranties and covenants of AlliedSignal made herein as provided in Section 8.1(b) and (c);

                          (ix) A share transfer agreement in customary form and
a certificate in the name of Purchaser representing the ELAC Shares;

                           (x) Any other document reasonably necessary to
effectuate the transactions contemplated hereby;

                          (xi) Sellers shall have delivered to Purchaser
certificate(s) in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment Real Property Tax Act (e.g., a certificate of non-foreign status as provided in Treasury Regulation section
1.1445-2(b)(2)(iii)(B)); and

                         (xii) One executed Transition Services Agreement.

         10.2 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall pay the Purchase Price to AlliedSignal and shall execute where applicable and deliver to AlliedSignal the following documents:

                         (i) Copies of resolutions of the Purchaser, certified
by the Secretary or Assistant Secretary of Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

                        (ii) Executed assignment and assumption agreement with respect to the Contracts;

                       (iii) One executed Assumption of Liability Agreement;

                        (iv) A certificate of an appropriate officer of Purchaser relating to the representations, warranties and covenants made herein by Purchaser, as provided in Sections 8.2(b) and (c);

                         (v) One executed copy of the License Agreement;

                        (vi) Any other document reasonably necessary to effectuate the transactions contemplated hereby;

                       (vii) One resale certificate regarding inventory; and

                      (viii) One executed copy of the Transition Services Agreement.

                      ARTICLE 11. POST CLOSING OBLIGATIONS

         11.1 Further Assurances. From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other party as such other party reasonably may request to evidence or perfect Purchaser's right, title and interest to the Assets, and otherwise carry out the transactions contemplated by this Agreement, including providing that Purchaser will be able to utilize the AlliedSignal sales office in Canada previously used by the Business. Any cash received by the Sellers after the Closing in respect of any Asset shall be immediately remitted by Sellers to Purchaser.

         11.2 Access to Books and Records. After the Closing, Purchaser shall permit AlliedSignal to have reasonable access to and the right to make copies of such of Sellers' books, records and files as constitute part of the Assets or the ELAC Assets for any reasonable purpose at any time during regular business hours, such as for use in litigation or financial reporting, tax return preparation, or tax compliance matters.

         11.3 Cooperation in Litigation. The parties shall reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any dispute or litigation or other proceeding arising from their respective operation of the Business, including but not limited to affording reasonable access to and providing information regarding amounts in dispute, information regarding former employees of the Business and documentation created in the running of the Business relating to such dispute or litigation. Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, and at their own cost and expense, in connection with the filing of Tax Returns, the retention of records and the forwarding of any relevant notices or other information received from any Taxing authority and any audit, litigation or other proceeding with respect to Taxes, and shall fully and accurately submit any tax data packages reasonably requested by Sellers within the time periods established by the Sellers Tax department consistent with past practices.

         11.4 Proprietary Information. Prior to the Closing Date, the Business was routinely supplied copies of proprietary and confidential information relating to strategic, technical, and/or marketing plans of AlliedSignal and its Affiliates and their various operations unrelated to the Business. Although AlliedSignal has attempted to recover such information from the Business, some may still be present within the Business. Purchaser therefore agrees that it will not use such information for any purpose whatsoever, and shall destroy any remaining copies.

         11.5 Covenant Not to Compete. AlliedSignal and each of its Affiliates agrees that for a period of five years after the Closing Date, neither it nor any of its Affiliates will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise competitive with the Business as currently conducted, except for (i) any business, service or product line acquired by AlliedSignal, directly or indirectly, after the Closing Date to the extent the revenues attributable to the competing business do not account for in excess of 20% of the revenues of the business acquired or (ii) any investment by the Savings Plans or the Pension Plans of AlliedSignal.

         11.6 Change of Name. To the extent AS Deutschland has not done so prior to Closing, Purchaser covenants that promptly after Closing it will change the legal name of ELAC and its wholly owned pension fund subsidiary in accordance with German law to eliminate the reference therein to "AlliedSignal."

         11.7 Tax Election. The Purchaser may at its option make a section 338 election with respect to the ELAC Shares or in the alternative, the Purchaser may purchase the ELAC Shares through a German acquisition vehicle; provided that, in either case, the Seller consents to the making of such election or purchase which such consent shall not be unreasonably withheld.

         11.8 Research and Experimental Expenses. Sellers will furnish to the Purchaser as soon as reasonably practicable, but in no event more than 180 days after Closing, at Seller's cost and expense, all information reasonably requested relating to the base period research expenses and any other information to allow Purchaser to claim research and experimental credits in accordance with the relevant sections of the Code and Treasury Regulations promulgated thereunder.

         11.9 Pooling Arrangement. As described in Section 7.13, the Pooling Arrangement is to be terminated not later than December 31, 1998. Notwithstanding the existence of the Pooling Arrangement, any net earnings of ELAC during the period from the Effective Date until the date the Pooling Arrangement is terminated (the "Pooling Period") shall be treated as an Asset, and all losses and the consequences thereof shall be treated as an Assumed Liability, for purposes of this Agreement.


                          ARTICLE 12. INDEMNIFICATION

         12.1 Indemnification by Sellers. Sellers shall defend, indemnify and hold harmless Purchaser and Purchaser's directors, shareholders, officers, employees, agents, Affiliates, successors and each of the heirs, executors and successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from and against any and all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal, accounting and similar fees and expenses), fines, damages (individually a "Loss" and collectively "Losses"), arising out of:

                  (a) any breach or violation of any of the covenants or agreements made by Sellers in this Agreement or the Other Agreements;

                 (b) any breach of, or any inaccuracy or misrepresentation in, any of the representation or warranties made by Sellers in this Agreement or in any Schedule, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof; or

                  (c) any of the Excluded Liabilities or Excluded Assets.

         12.2 Tax Indemnification. The Sellers shall, jointly and severally, be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Taxes for or in respect of each of the following:

                  (a) any and all Taxes with respect to any taxable period or a portion thereof, of ELAC (or any predecessor) ending on or before the Closing Date;

                  (b) with respect to any and all Taxes of any member of a consolidated, combined or unitary group of which ELAC (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of ELAC pursuant to Treasury Regulation Section 1.1502-6(a) (or any analogous or similar state, local or foreign law or regulation), as a transferee or successor, by contract, or otherwise;

                  (c) any Taxes arising out of a breach of the representations and warranties contained in Section 4.16; and

                  (d) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written), including but not limited to the profit/loss pooling arrangement with AS Deutschland set forth on Schedule 4.16, to which ELAC was obligated, or was a party, on or prior to the Closing Date.

         12.3 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless AlliedSignal and AlliedSignal's directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors and assigns (the "AlliedSignal Indemnified Parties") from and against any and all Losses arising out of:

                  (a) any breach or violation by Purchaser of any of the covenants or agreements made by Purchaser in this Agreement or the Other Agreements;

                  (b) any breach of, or any inaccuracy in any of the representations or warranties made by Purchaser in this Agreement, or in any Schedule, agreement, certificate, instrument or similar documents required to be delivered pursuant to the terms hereof; or

                  (c) any Assumed Liability.

         12.4 Indemnification Procedure. (a) Any party seeking indemnification hereunder (the "Indemnitee") shall notify the party liable for such indemnification (the "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee believes has given or could give rise to Losses which are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). Any Notice of Claim shall be given promptly after the Indemnitee becomes aware of such event, omission or occurrence; provided, that the failure of any Indemnitee to give notice as provided in this Section 12.4 shall not relieve the Indemnitor of its obligations under this Section 12.4, except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. A Notice of Claim shall specify in reasonable detail the nature and the particulars of the event, omission or occurrence giving rise to a right of indemnification to the extent known by or available to Indemnitee. The Indemnitor shall satisfy its obligations hereunder within thirty (30) days of its receipt of a Notice of Claim.

                  (b) All costs and expenses incurred by the Indemnitor in defending any claim or demand shall be a liability of, and shall be paid by, the Indemnitor. Except as hereinafter provided, in the event that the Indemnitor notifies the Indemnitee within the 30 day period that it desires to defend the Indemnitee against such claim or demand, the Indemnitor shall be deemed to waive its right to contest such Indemnitee's right to indemnification hereunder and shall have the right to defend the Indemnitee by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnitee desires to participate in any such defense, it may do so at its sole cost and expense; provided, that such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee in such defense, at the Indemnitor's expense, if (i) in such Indemnitee's reasonable judgement and on the advice of counsel, a conflict of interest between such Indemnitor and such Indemnitee exists with respect to such claim or demand or (ii) the Indemnitor agrees to the retention of such counsel. So long as the Indemnitor is reasonably contesting any such claim or demand in good faith, the Indemnitee shall not pay or settle a claim or demand without the consent of the Indemnitor (unless the Indemnitee waives in writing any right to indemnity therefor). The Indemnitor may settle any claim or demand without the consent of the Indemnitee provided that such settlement includes a full, unconditional and complete release of the Indemnitee, and provided also that no such settlement will, without the prior written consent of the Indemnitee, impose any obligation or restriction on the Indemnitee or any of its assets or businesses. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor and shall be reimbursed for its reasonable out-of-pocket expenses related thereto. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee at the Indemnitor's expense shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof.

                  (c) The Indemnitor, following receipt of any notice from any Indemnitee requesting reimbursement for a Loss (which notice documents in reasonable detail the Loss or portion thereof by the Indemnitee) shall promptly and in any case within thirty days of receipt provide such reimbursement, unless and only to the extent that the Indemnitor disputes in good faith its indemnity obligation with respect to such Loss.

                  (d) Each Indemnitee shall reasonably cooperate in complying with any applicable foreign, federal, state or local laws, rules or regulations or any discovery or testimony necessary to effectively carry out the Indemnitor's obligations hereunder. Such Indemnitee shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with such compliance.

         12.5 Survival and Limitations. Except as otherwise provided herein, the warranties and representations of the parties contained in this Agreement or in any instrument delivered pursuant hereto, as deemed to have been given as of the Effective Date or the Closing Date, as the case may be, pursuant to
Section 8.1(b), will survive the Closing Date and will remain in full force and effect thereafter for a period of two years from the Closing Date; provided that the representations and warranties contained in (i) Sections 4.8 and 4.18 shall survive the Closing Date indefinitely and (ii) Sections 4.3, 4.10, 4.11,
4.16 and 4.21 which shall survive the Closing Date until 90 days following the expiration of any statute of limitations (or extensions thereof) applicable to the matters described therein; and provided further that in the event notice of any claim for indemnification is given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. Anything to the contrary contained herein notwithstanding, (a) neither party shall assert any claim against the other for indemnification (not including indemnification for Taxes) hereunder with respect to any inaccuracy or breach of such warranties or representations unless and until the amount of such claim or claims, including any claims deemed made pursuant to Section 12.8, shall exceed $750,000 calculated on a cumulative basis and not a per item basis, and then only in respect to the excess over said $750,000; and (b) neither party shall be entitled to recover from the other more than 50% of the sum of (I) the Purchase Price hereunder and (II) the Purchase Price under the Facility Sale Agreement with respect to all claims for indemnity with respect to any inaccuracy or breach of such warranties or representations.

         12.6 Adjustment for Insurance and Taxes. The amount (an "Indemnity Payment") which an Indemnitor is required to pay on behalf of any Indemnitee pursuant to this Article 12 shall be reduced by the amount of any insurance proceeds theretofore or thereafter actually received by or on behalf of the Indemnitee in reduction of the related indemnifiable loss. An Indemnitee which shall have received or on behalf of which there shall be paid an Indemnity Payment and which shall subsequently receive, directly or indirectly, insurance proceeds in respect of the related indemnifiable loss, shall pay to the Indemnitor the amount of such insurance proceeds or, if lesser, the amount of the Indemnity Payment. Where any tax benefit is available to the Indemnitee with respect to an indemnifiable event, the indemnity payment shall be reduced dollar for dollar by the amount of such tax benefit and where any net Tax cost is incurred by the Indemnitee arising from the receipt of indemnity payments hereunder, the indemnity payment shall be increased dollar for dollar by the amount of such Tax cost (grossed up for such increase), provided that such Tax benefit or Tax cost shall be computed

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at the highest federal, state, local and foreign corporate income tax rate of the jurisdiction in which such Tax benefit or Tax cost so relates.

         12.7 Environmental Liabilities. (a) To the fullest extent permitted under (i) the Stock Purchase Agreement pursuant to which AlliedSignal acquired ELAC from Honeywell and (ii) Applicable Law, AlliedSignal agrees to assign its indemnification rights if any in respect of the ELAC facility to Purchaser and to the extent not assignable to enforce such provisions for the benefit of Purchaser and to provide any amounts it receives in connection therewith to Purchaser.

                  (b) Notwithstanding Section 3.2(d), (i) Purchaser shall indemnify the AlliedSignal Indemnified Parties from and against the first $3 million of Losses, in aggregate, in respect of the combined Environmental Liabilities hereunder and under the Facility Sale Agreement and 50% of the next $2 million of such Losses and (ii) AlliedSignal shall indemnify the Purchaser Indemnified Parties from and against any other Losses relating to Environmental Liabilities.

         12.8 Facility Sale Agreement. Purchaser agrees to indemnify the Allied Signal Indemnified Parties from and against amounts up to $750,000, calculated on a cumulative basis and not a per item basis, paid by Sellers under Article 11 of the Facility Sale Agreement for claims under the Facility Sale Agreement for indemnification (not including indemnification for Taxes) thereunder with respect to any inaccuracy or breach of the warranties or representations thereunder. If AlliedSignal shall be liable to any party pursuant to the Facility Sale Agreement (a "Facility Sale Liability"), Purchaser shall indemnify AlliedSignal to the extent the amount of such Facility Sale Liability exceeds the amount for which Sellers would have been liable under this Agreement had the Real Estate Assets (as defined in the Facility Sale Agreement) been included in the Assets. Any payments made pursuant to this
Section 12.8 shall be deemed "claims" for purposes of the $750,000 threshold set forth in Section 12.5. Sellers shall not be required to pay more than once in respect of any Loss.


                           ARTICLE 13. MISCELLANEOUS

         13.1 Expenses. Except as specifically set forth elsewhere herein and except that a party not in breach of this Agreement shall be entitled to recover from a breaching party all expenses and costs incurred by the non-breaching party by reason of such breach (including, without limitation all legal expenses and costs), each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement, and, in no event, shall any such fees and expenses of the Sellers constitute "Assumed Liabilities" under this Agreement.

         13.2 Notices. Any notice or communication given pursuant to this Agreement by a party hereto to the other party shall be in writing and hand delivered, or mailed by registered or certified mail, postage prepaid, return receipt requested (notices so mailed shall be deemed given when mailed), or sent via facsimile, with an original mailed as follows:


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



         If to AlliedSignal or Sellers:

                  AlliedSignal Inc.
                  101 Columbia Road
                  Morristown, New Jersey 07962
                  Attention: Vice President and Chief Financial Officer
                  Telecopier:  973-455-6039

         If to Purchaser:

                  L-3 Communications Corporation
                  600 Third Avenue
                  New York, New York 10016
                  Attention: Christopher C. Cambria, Esq.
                  Telecopier:      212-805-5494

         with a required copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attention:  David B. Chapnick, Esq.
                  Telecopier:      212-455-2502

         13.3 Confidentiality. AlliedSignal and Purchaser have entered into a Confidentiality Agreement dated September 23, 1997 which notwithstanding any provision herein to the contrary shall survive the execution and delivery of this Agreement and the Closing hereunder.

         13.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.5 Entire Agreement/Termination of December Agreement. Except for the Confidentiality Agreement referred to in Section 13.3, this Agreement and the Other Agreements are the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior communications, representations, agreements and understandings between the parties hereto, whether oral or written, including any prior version of this Agreement executed and delivered by the parties hereto. On December 22, 1997, the parties hereto entered into that certain Purchase Agreement (the "December Agreement") regarding the purchase and sale of the Assets. Since the date of the December Agreement, Purchaser has conducted an audit and other examinations of the Business and has asserted certain claims with respect to the December Agreement, relating, inter alia, to the financial position and business prospects of the Business. The parties have resolved all such claims and, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, have restated their agreement with respect to the purchase and sale of the Business, as set forth in this Agreement. The December Agreement is hereby terminated, is

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



of no further force or effect, and no party shall have any right or obligation, whether as a matter of the law of contract or otherwise, under, arising out of or relating to, the December Agreement or any matter appearing in the December Agreement that does not appear in this Agreement (including, without limitation, the representations and warranties of Sellers that do not appear in this Agreement). The agreement between the parties as to the purchase and sale of the Business is expressed in its entirety in this Agreement.

         13.6 Construction. When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine. The headings contained in this Agreement and the tables of contents, exhibits and schedules are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         13.7 Assignment. This Agreement may not be assigned, in whole or in part, by any party hereto without the prior written consent of the other parties hereto, which consent shall not unreasonably be withheld; provided that Purchaser may, without the consent of Sellers, assign its rights and obligations, in whole or in part, to any wholly-owned subsidiary of Purchaser so long as Purchaser remains bound by all the terms of this Agreement.

         13.8 Amendment. This Agreement may be amended, supplemented or otherwise modified only by written agreement duly executed by the parties hereto.

         13.9 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York, disregarding its conflicts of laws principles which may require the application of the laws of another jurisdiction.

         13.10 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than Sellers and Purchaser and no other person shall assert any rights as a third party beneficiary hereunder.

         13.11 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control.

         13.12 Waivers. Any waiver of rights hereunder must be set forth in writing. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not

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



in any way affect, limit or waive any party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

         13.13 Severability. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be illegal, invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

         13.14 Bulk Sales Law. The parties hereto agree to waive compliance with the provisions of the bulk sales law of any jurisdiction. The Sellers agree to indemnify and hold harmless Purchaser from and against any and all liabilities which may be asserted by third parties against Purchaser as a result of such noncompliance.

         13.15 Knowledge of Sellers. For purposes of this Agreement, Knowledge of Sellers or any similar expression shall mean the knowledge, after due inquiry, of (i) the executive officers of Sellers; (ii) Robert Johnson; or
(iii) Steven Schorer and all individuals who directly report to Mr. Schorer.

         13.16 Personal Liability. The directors, officers, stockholders, employees, agents, consultants, representatives and affiliates of each of the parties hereto acting in such capacity shall not in such capacity have any personal liability or obligation arising under this Agreement (including any claims that the other parties may assert).



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


                  IN WITNESS WHEREOF, Sellers and Purchaser have duly executed and delivered this Agreement as of the day and year first above written.

                                   AlliedSignal Inc.

                                   By:  /s/ Terrance Carlson
                                        __________________________


                                   AlliedSignal Technologies, Inc.


                                   By:  __________________________


                                   AlliedSignal Deutschland GmbH


                                   By:  __________________________


                                   L-3 Communications Corporation


                                   By:  /s/ Christopher C. Cambria
                                        __________________________


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